UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 24, 2014 (January 17, 2014)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant's telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 17, 2014, SM Energy Company (the “Company”) adopted a Nonqualified Deferred Compensation Plan (the “Plan”). The effective date of the Plan is March 10, 2014. The Plan is designed to provide certain employees of the Company the opportunity to defer a portion of base salary and cash bonuses paid pursuant to the Company’s Cash Bonus Plan and all directors of the Company the opportunity to defer a portion of their annual cash retainer and any meeting fees. The Plan permits the Company to designate which employees are eligible to participate in the Plan.
Each year, participating employees may elect to defer (i) between 1% and 50% of their base salary, and (ii) between 1% and 100% of the cash bonus paid pursuant to the Cash Bonus Plan. The Plan requires the Company to make contributions for each eligible employee equal to 100% of the deferred amount for such employee, limited to 6% of such employee’s base salary and cash bonus. Each eligible employee’s interest in the contributions made by the Company will vest 40% after the second year such employee’s service to the Company, and 20% per year thereafter.
Each year, directors may elect to defer between 1% and 100% of their annual cash retainer and meeting fees. The Plan does not provide for contributions by the Company for directors.
A participant’s account will be distributed based upon the participant’s payment election made at the time of deferral. A participant may elect to have distributions made in lump sum or in annual installments ranging for a period from 1 - 10 years.
The foregoing summary of the terms and conditions of the Plan is not a complete discussion of the Plan document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Plan, which is included as Exhibit 10.1 to the Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is furnished as part of this report:
	Exhibit 10.1	SM Energy Nonqualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	January 24, 2014	By:	/s/ David W. Copeland
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary